SECOND AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT dated September 7, 2021, to the Fund Accounting Servicing Agreement, dated as of September 14, 2007, (the "Agreement"), is entered into by and between PROSPECTOR FUNDS, INC., a Maryland corporation, (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the fees of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.Exhibit B of the Agreement is superseded and replaced with Exhibit B attached hereto, effective September 1, 2021.
2.The term of this Agreement shall be for one year, from September 1, 2021 thru August 31, 2022. Upon expiration of the term the Agreement will continue on a month to month basis.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROSPECTOR FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Kim Just	By: /s/ Anita Zagrodnik

Name: Kim Just	Name: Anita Zagrodnik

Title: Chief Compliance Officer	Title: Senior Vice President
                        9/16/2021

Exhibit B to the
Fund Accounting Servicing Agreement – Prospector Funds, Inc.
Effective September 1, 2021

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